UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2021

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the settlement of the matters described below under Item 8.01, uniQure N.V. (the “Company”) entered into a Cooperation Agreement dated as of April 16, 2021 (the “Cooperation Agreement”) with ForUniqure B.V., Forbion 1 Management B.V., Forbion International Management B.V., and Forbion Capital Partners Management Holding B.V. (together, the “Forbion Entities”).

Under the terms of the Cooperation Agreement, the Forbion Entities have agreed, among other things, for a period of two years:

1.	To vote all of their ordinary shares in the Company (A) in favor of the re-election of any persons serving on the Board of Directors of the Company (the “Board”) as of the date of the Cooperation Agreement and nominated by the Board for re-election; (B) against any nominees to serve on the Board who have not been recommended by the Board, and (C) with respect to all other matters, other than a Voting Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s notice of general meeting or any supplement thereto. For purposes of the Cooperation Agreement, a “Voting Exempt Matter” means, with respect to the Company, any shareholder vote taken to approve or ratify any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its affiliates with a third party or certain other similar transactions.

2.	Not to make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the ordinary shares of the Company.

3.	Not to make, engage in, assist with, or in any way participate in, directly or indirectly, any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company.

4.	Not to take certain other specified actions aimed at changing or influencing the Board, management or control of the Company.

The Company and the Forbion Entities have also agreed to certain non-disparagement provisions.

Based solely on a Schedule 13G/A filed by ForUniQure B.V. and Forbion I Management B.V. on February 16, 2021, the Company understands that ForUniqure B.V. holds 4,386,742 ordinary shares of uniQure N.V. as of December 31, 2020, or approximately 9.5% of the issued outstanding ordinary shares as of the date hereof.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.

Item 8.01	Other Events

As previously disclosed, or about February 22, 2021, Pavlina Konstantinova, VectorY B.V. (“VectorY”), and Forbion International Management B.V. commenced a summary proceeding in the Netherlands against the Company’s wholly-owned subsidiary, uniQure Biopharma B.V., primarily seeking an order: (i) allowing VectorY and Dr. Konstantinova to continue their employment relationship; (ii) suspending the non-competition agreement between uniQure biopharma B.V. and Dr. Konstantinova; and (iii) precluding any monetary penalties pursuant to that non-competition agreement. The complaint also sought payment of the costs of legal proceedings and a monetary monthly payment to Dr. Konstantinova in lieu of a promise by uniQure biopharma B.V. to release Dr. Konstantinova from her obligations under the non-competition agreement. The proceeding stemmed from a dispute between us, Dr. Konstantinova, VectorY and Forbion International Management B.V. over the hiring by VectorY of Dr. Konstantinova and several other former uniQure employees. We believe that Forbion International Management B.V. is an affiliate of the Forbion group of companies that collectively own more than five percent of our outstanding ordinary shares.

On April 16, 2021, the Company, uniQure Biopharma B.V. and the parties named above (as well as certain of their affiliates) settled all matters related to the dispute described above (the “Settlement”). In connection with the Settlement, uniQure Biopharma B.V. will receive preference shares in VectorY representing 5% of the fully diluted share capital in VectorY. In addition, the Company and certain Forbion entities entered into the Cooperation Agreement described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: April 22, 2021	By:	/S/ MATTHEW KAPUSTA
Matthew Kapusta
Chief Executive Officer and Chief Financial Officer